Exhibit 99.1

News For Immediate Release

Memorial Production Partners LP Announces Pricing of $300 Million Private

Placement of 7.625% Senior Notes Due 2021

HOUSTON, TEXAS, April 12, 2013—Memorial Production Partners LP (NASDAQ: MEMP) and its wholly owned subsidiary, Memorial Production Finance Corporation, announced today the pricing of their offering of $300 million in aggregate principal amount of 7.625% senior unsecured notes (the “Notes”) to eligible purchasers. The Notes mature on May 1, 2021 and will be issued at an offering price of 98.521% of par. The private placement is expected to close on April 17, 2013, subject to customary closing conditions.

MEMP intends to use the net proceeds from the private placement to reduce debt under its revolving credit facility and for general partnership purposes.

The securities to be sold have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. MEMP offered the securities only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements, such as statements regarding MEMP’s plans to offer and sell the Notes and its intended use of the net proceeds as indicated above. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read MEMP’s filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

Contact

Memorial Production Partners LP

Ronnetta Eaton - Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com